EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



Online Vacation Center, Inc., a Florida corporation

Online Vacation Holdings, Inc., a Florida corporation

Phoenix International Publishing, LLC, a Delaware corporation

Thoroughbred Travel, LLC, an Alabama corporation

La Fern, Inc. d/b/a Leisure Link International, a Florida corporation

La Tours and Cruises, Inc., a Texas corporation

Dunhill Vacations, Inc., a Florida corporation

Cruises for Less, LLC, a Florida Corporation

Tone and Travel, LLC, a Delaware Corporation